UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

AssetMark Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38980	30-0774039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1655 Grant Street, 10th Floor Concord, California	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 521-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AMK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Lei Wang and Mr. Joseph Velli to the Board of Directors

On May 12, 2020, the Board of Directors (the “Board”) of AssetMark Financial Holdings, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Mr. Lei Wang and Mr. Joseph Velli as a Class I member and a Class II member of the Board, respectively, effective June 9, 2020, and May 12, 2020, respectively, to fill the vacancies on the Board resulting from an increase in the size of the Board from seven to nine members. Mr. Wang and Mr. Velli will serve until the Company’s 2023 and 2021 Annual Meeting of Stockholders, respectively, and in each case until his successor is duly elected and qualified, or until his earlier resignation, retirement or other termination of service.

Mr. Wang will not initially serve on any committee of the Board.

Mr. Wang, age 48, currently serves as the Chief Executive Officer and Director of Huatai Financial Holdings (Hong Kong) Limited, a subsidiary of Huatai Securities Co., Ltd. (“HTSC”), the ultimate parent company of the Company’s controlling stockholder. Mr. Wang joined Huatai Financial Holdings (Hong Kong) Limited in November 2015 as the Managing Director, Head of Investment Banking Department, and held that position until he became the Chief Executive Officer in May 2017. Mr. Wang serves as a Director at the following HTSC affiliates: Huatai Securities (USA), Inc. (since September 2018), Huatai Securities USA Holdings, Inc. (since September 2018), Huatai International Financial Holdings Company Limited (since April 2017), Huatai Financial Holdings (Hong Kong) Limited (since April 2017), Huatai International Finance Limited (since June 2017) and Huatai International Investment Holdings Limited (since May 2016). Prior to joining Huatai Financial Holdings (Hong Kong) Limited, Mr. Wang served at ICBC International as Managing Director and Head of Financial Institutions Groups from May 2010 to October 2015 and at Nomura Investment Banking as Executive Director from September 2008 to April 2010. Mr. Wang holds a Doctor’s degree in Economics from Renmin University of China.

Mr. Velli will serve on the Audit Committee of the Board, replacing Mr. Bryan Lin’s membership on the Audit Committee in accordance with the corporate governance standards of the New York Stock Exchange (the “NYSE”), which require the Company to have a fully independent Audit Committee by the one-year anniversary of the Company’s initial public offering. The Board has determined that Mr. Velli is an “independent director” in accordance with the independence requirements of the NYSE and the Securities and Exchange Commission. In addition, the Board has determined that Mr. Velli is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933 (the “Securities Act”).

Mr. Velli, age 62, served as Senior Executive Vice President of The Bank of New York Mellon from 1984 to 2006, and as a member of The Bank of New York Mellon’s Senior Policy Committee. Mr. Velli currently serves as a member of the boards of directors of Paychex, Inc. (since 2007), Computershare Limited (since 2014), Cognizant Technology Solutions Corp. (since 2017), and Foreside Financial Group, LLC (since 2017), and previously served as a member of the boards of directors of Scivantage Inc. (from 2016 to 2018) and E*Trade (from 2010 to 2014). Mr. Velli also currently serves as a member of the Advisory Council of Lovell Minnick Partners LLC and as a member of the Board of Trustees of William Paterson University of New Jersey. Mr. Velli also served as the Chairman and CEO of Convergex Group from 2006 to 2013, and as a member of the board until 2014. Mr. Velli holds a B.A. degree in accounting from William Paterson University of New Jersey and a Master of Business Administration degree from Fairleigh Dickinson University.

Mr. Wang and Mr. Velli will receive compensation in accordance with the Company’s standard compensatory arrangement for non-employee directors in effect from time to time, as most recently described under the caption titled “Director Compensation” in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 24, 2020. Each of Mr. Wang and Mr. Velli have entered into with the Company the Company’s standard indemnification agreement for directors and executive officers, the form of which was filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2020. There are no other material plans, contracts or arrangements in which Mr. Wang or Mr. Velli will participate in connection with their appointments.

There are no arrangements or understandings between either Mr. Wang or Mr. Velli, on the one hand, and any other person, on the other hand, pursuant to which Mr. Wang or Mr. Velli was selected as a director. Neither Mr. Wang nor Mr. Velli has been involved in any related person transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AssetMark Financial Holdings, Inc.
Date: May 12, 2020	/s/ Charles Goldman
Charles Goldman President and Chief Executive Officer